Exhibit 23.7

Consent of Independent Accountants

The Board of Directors
Apple REIT Nine, Inc.
Richmond, Virginia

          We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Nine, Inc.:

(1)

the use of our report dated September 23, 2008 with respect to the balance sheets of Allen Stacy Hotel, Ltd. as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital, and cash flows for the years then ended, incorporated by reference herein

(2)

the use of our report dated September 23, 2008 with respect to the balance sheets of RSV Twinsburg Hotel, Ltd. as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital, and cash flows for the years then ended, incorporated by reference herein

(3)

the use of our report dated September 21, 2008 with respect to the balance sheets of SCI Lewisville Hotel, Ltd. as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital, and cash flows for the years then ended, incorporated by reference herein

(4)

the use of our report dated September 23, 2008 with respect to the balance sheets of SCI Duncanville Hotel, Ltd. as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital, and cash flows for the years then ended, incorporated by reference herein

(5)

the use of our report dated September 24, 2008 with respect to the balance sheets of SCI Allen Hotel, Ltd. as of December 31, 2007 and 2006, and the related statements of operations, changes in partners’ capital and cash flows for the years then ended, incorporated by reference herein

(6)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ Novogradac & Company LLP

Cleveland, Ohio
October 18, 2010